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EXHIBIT 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President and CFO	Vice President, Finance
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9800	(801) 924-9800
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Second Quarter Results

Company projects $4.5 to $5.0 million operating income from US retail operations in each of the next two quarters

        DRAPER, Utah, August 3, 2004 /PRNewswire-FirstCall/—1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its second quarter ended July 3, 2004.

        Consolidated net sales for the second quarter ended July 3, 2004 were $50.0 million, compared to $46.4 million for the comparable quarter of the prior year, an 8% increase. For the second quarter of fiscal 2004, the Company reported a consolidated net loss of $(1.1) million, or $(0.09) per diluted common share, compared to consolidated net income of $0.6 million, or $0.04 per diluted common share for the second quarter of fiscal 2003.

        Jonathan Coon, Chief Executive Officer, said, "We have two businesses—a profitable US retail business, and a startup international manufacturing business, ClearLab (operating in the UK and Singapore). We discuss these operations separately in this press release to make it easier to understand the operating results for these two very different activities."

        Net sales and operating income for our retail business for the second quarter ended July 3, 2004 were $48.8 million and $1.8 million, respectively. This compares to net sales of $49.5 million and a loss of $(1.2) million for the first quarter ended April 3, 2004, and net sales of $44.7 million and operating income of $3.0 million for the second quarter ended June 28, 2003. Gross profit improved to 40.7% in the second quarter of fiscal 2004 from 38.3% in the first quarter of fiscal 2004. During the quarter, the retail business realized the benefits of the improved pricing arrangements negotiated from vendors during the latter part of 2003 as well as benefits from increased retail pricing on orders placed through the call center.

        Brian Bethers, President and Chief Financial Officer, said, "Our retail sales for the quarter were negatively impacted by a full quarter of increased cancellations under the new federal legislation that went into effect in February 2004. Cancellations, at more than 20% of total orders in the first half of this year, were approximately 70% higher than in the first half of 2003. However, we believe that our cancellation rate has peaked and will decline during the third quarter."

        During the second quarter of fiscal 2004, the retail business incurred operating expenses of $9.6 million, or 19.7% of net sales, compared to $8.6 million, or 19.2% of net sales for the second quarter ended June 28, 2003. Consolidated legal and professional expenses for the second quarter of fiscal 2004 decreased $0.4 million from the comparable quarter of the prior year and decreased $0.5 million from the first quarter of fiscal 2004. "With the federal law passed, FTC rules finalized, agreements in place with major suppliers, and acquisitions completed, we expect legal and professional expenses to decline for the balance of the year," said Brian Bethers.

        Mr. Bethers added, "We see significant improvement in our financial results ahead for our retail business. We are projecting net sales of $51 million to $53 million and operating income of $4.5 million to $5.0 million in the third quarter with advertising expenditures of $6.0 million to $6.5 million. For the fourth quarter, we are projecting net sales of $44.0 to $46.0 million and operating income of $4.5 million to $5.0 million with advertising expenditures of approximately $4.0 million."

        Mr. Bethers continued, "This planned reduction in advertising and sales in the fourth quarter is consistent with our strategy since inception. Most other companies are heavily driven by the holiday selling season and drive up ad costs while simultaneously driving down response rates. We continue to learn from our advertising and promotions in the first and second quarter. We have made much better use of our advertising dollars both online and offline recently and believe there is still more room for improvement. Our projections for the third quarter of fiscal 2004 reflect a 5% to 9% increase in sales versus the second quarter despite a projected drop in advertising expenditures of nearly $1 million. We have also been reviewing all of our operating costs. In addition to increasing sales to leverage the infrastructure we have built, we have identified numerous ways to operate the business more efficiently."

        Mr. Coon commented on results at ClearLab by saying, "To date, sales at ClearLab have been disappointing. We originally went to market with good products, but an incomplete offering. Since the launch of our full family of products including toric lenses and our new all-day comfort daily disposable in the second quarter, we have seen demand accelerate. While daily disposables remain a single digit percentage of the US market, daily lenses represent a majority of new fits in many European countries."

        Mr. Bethers added, "We believe that ClearLab will contribute to operating income in 2005, but will require continued investment in 2004. For the second quarter of fiscal 2004, net sales and operating loss for ClearLab were $1.2 million and $(2.3) million, respectively. We are projecting sales for ClearLab of $1.6 million to $2.3 million and operating losses of $(1.5) million to $(2.0) million. Sales will depend largely on our ability to produce sufficient quantities of our new daily lens. For the fourth quarter, we are projecting sales of $3.5 million to $4.5 million and operating losses of $(0.5) million to $(1.0) million. We also expect to fund $1.5 million of capital expenditures at ClearLab in each of the next two quarters—primarily for expansion of our daily lens capacity in response to demand. More information on ClearLab is available at our website, clearlab.com."

        1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

        This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, integrations and growth of the Company's acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and unrealized benefits associated with the Company's agreements with Johnson & Johnson Vision Care and CIBAVision, the Company's doctor referral program with Cole National, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations. Information on our corporate websites shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Two Quarters Ended
	June 28, 2003	July 3, 2004	June 28, 2003	July 3, 2004
NET SALES	$46,354	$49,971	$93,016	$100,820
COST OF GOODS SOLD	28,580	30,698	59,140	62,251

Gross profit	17,774	19,273	33,876	38,569

OPERATING EXPENSES:
Advertising	3,586	7,224	7,380	16,039
Legal and professional	1,755	1,341	3,376	3,181
Research and development	197	443	2,000	1,335
Purchased in-process research and development	—	—	—	83
Other operating	10,104	10,766	18,753	20,648

Total operating expenses	15,642	19,774	31,509	41,286

INCOME (LOSS) FROM OPERATIONS	2,132	(501)	2,367	(2,717)
OTHER EXPENSE, net	(323)	(699)	(823)	(1,055)

INCOME (LOSS) BEFORE BENEFIT
(PROVISION) FOR INCOME TAXES	1,809	(1,200)	1,544	(3,772)
BENEFIT (PROVISION) FOR INCOME TAXES	(1,249)	52	(1,472)	418

NET INCOME (LOSS)	$560	$(1,148)	$72	$(3,354)

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$0.04	$(0.09)	$0.01	$(0.25)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	12,552	13,286	12,269	13,237

Diluted	12,762	13,286	12,493	13,237

OTHER DATA:
Depreciation	$780	$990	$1,515	$1,879
Amortization	821	943	1,493	1,730

Total depreciation and amortization	$1,601	$1,933	$3,008	$3,609

Depreciation and amortization included in the following captions:
Cost of goods sold	$301	$660	$601	$1,122
Research and development	3	20	5	38
Other operating	1,297	1,253	2,402	2,449

Total depreciation and amortization	$1,601	$1,933	$3,008	$3,609

SEGMENT INFORMATION:

	Quarter Ended
	June 28, 2003			July 3, 2004
	U.S.	International	Total	U.S.	International	Total
Net sales	$44,701	$1,653	$46,354	$48,742	$1,229	$49,971
Gross profit (loss)	17,045	729	17,774	19,825	(552)	19,273
Research and development	147	50	197	—	443	443
Other operating expense	8,592	1,512	10,104	9,606	1,160	10,766
Income (loss) from operations	3,055	(923)	2,132	1,835	(2,336)	(501)
	Two Quarters Ended
	June 28, 2003			July 3, 2004
	U.S.	International	Total	U.S.	International	Total
Net sales	$89,832	$3,184	$93,016	$98,193	$2,627	$100,820
Gross profit (loss)	32,793	1,083	33,876	38,755	(186)	38,569
Research and development	1,909	91	2,000	536	799	1,335
Purchased in-process research and development	—	—	—	—	83	83
Other operating expense	16,617	2,136	18,753	18,575	2,073	20,648
Income (loss) from operations	3,666	(1,299)	2,367	686	(3,403)	(2,717)

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	January 3, 2004	July 3, 2004
ASSETS
CURRENT ASSETS:
Cash	$1,075	$330
Accounts receivable, net	944	1,210
Inventories, net	24,127	25,166
Prepaid income taxes	797	193
Deferred income taxes	548	900
Other current assets	1,752	3,448

Total current assets	29,243	31,247
PROPERTY, PLANT AND EQUIPMENT, net	13,183	17,346
DEFERRED INCOME TAXES	710	922
GOODWILL	33,853	33,768
DEFINITE-LIVED INTANGIBLE ASSETS, net	9,207	16,325
OTHER ASSETS	735	973

Total assets	$86,931	$100,581

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,381	$1,253
Current portion of capital lease obligations	191	158
Accounts payable and accrued liabilities	13,405	15,471

Total current liabilities	16,977	16,882

LONG-TERM LIABILITIES:
Line of credit	—	17,420
Long-term debt, less current portion	14,683	8,566
Capital lease obligations, less current portion	64	56
Deferred income tax liabilities	—	2,545

Total long-term liabilities	14,747	28,587

STOCKHOLDERS' EQUITY	55,207	55,112

Total liabilities and stockholders' equity	$86,931	$100,581

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1-800 CONTACTS Announces Second Quarter Results